Exhibit 4.2

THE KROGER CO.

2014 LONG-TERM INCENTIVE AND CASH BONUS PLAN

1.           Definitions

In this Plan the following definitions will apply:

1.1          “Agreement” means a written instrument implementing a grant of an Option, Right or Performance Unit, an award of Restricted Stock or Incentive Shares, or setting forth the terms of a Cash Bonus.

1.2                               “Board” means the Board of Directors of the Company.

1.3          “Cash Bonus” means an annual or long-term bonus awarded to a participant under the Cash Bonus Program and determined by the Committee based on performance measured against Performance Goals established by the Committee.

1.4          “Cash Bonus Program” means that portion of the Plan under which a participant is awarded a Cash Bonus.

1.5          “Code” means the Internal Revenue Code of 1986, as amended.

1.6          “Committee” means the committee appointed to administer each of the Programs under the Plan.  For purposes of the Insider Program and the Cash Bonus Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider Program and the Cash Bonus Program, which initially will be composed of those members of the Compensation Committee of the Board who qualify as “outside directors” under Section 162(m) of the Code.  For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

1.7          “Company” means THE KROGER CO.

1.8          “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option, Right or Performance Unit in accordance with the terms of Article 9.

1.9          “Date of Grant” means the date on which an Option, Right or Performance Unit is granted or Restricted Stock or Incentive Shares are awarded by the Committee.

1.10        “Director” means a non-Employee member of the Board of the Company.

1.11        “Employee” means any person, excluding Directors, to whom awards or grants can be made pursuant to the securities laws of the United State and to whom such awards or grants are made by the Committee.

1.12        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13        “Fair Market Value” of a Share means the amount equal to the fair market value of a Share determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Unless otherwise provided in an Agreement to the contrary, the Fair Market Value of a Share will be the closing price on the date of determination on the New York Stock Exchange—Composite Transactions, or if no sales are made on such date, on the most recent prior date for which sales are reported.

1.14        “Grantee” means an Employee or a Director to whom Restricted Stock has been awarded pursuant to Article 11 or to whom Incentive Shares have been awarded pursuant to Article 12.

1.15        “Incentive Share” means a Share awarded pursuant to Article 12.

1.16        “Insider” means an officer of the Company subject to Section 16(a) of the Exchange Act.

1.17        “Insider Program” means that portion of the Plan under which grants or awards are made to Insiders and Directors.

1.18        “Non-Insider Program” means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders.

1.19        “Option” means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

1.20        “Option Period” means the period during which an Option may be exercised.

1.21        “Option Price” means the price per Share at which an Option may be exercised.  The Option Price will be determined by the Committee, but in no event will the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant.

1.22        “Optionee” means an Employee or Director to whom an Option, Right or Performance Unit has been granted.

1.23        “Performance Goals” means performance goals established by the Committee that may be based on: (i) earnings or earnings per share of Kroger, a unit of Kroger, or designated projects; (ii) total sales, identical sales, or comparable sales of Kroger, a unit of Kroger, or designated projects; (iii) cash flow; (iv) cash flow from operations; (v) operating profit or income; (vi) net income; (vii) operating margin; (viii) net income margin; (ix) return on net assets; (x) economic value added; (xi) return on total assets; (xii) return on common equity; (xiii) return on total or invested capital; (xiv) total shareholder return; (xv) revenue; (xvi) revenue growth; (xvii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (xviii) EBITDA growth; (xix) funds from operations per share and per share growth; (xx) cash available for distribution; (xxi) cash available for distribution per share and per share growth; (xxii) share price performance on an absolute basis and relative to an index of earnings per share or improvements in Kroger’s attainment of expense levels; (xxiii) reduction in operating costs as a percentage of sales; (xxiv) performance in key categories; (xxv) implementing or completion of strategic initiatives or critical projects, and (xxvi) key category performance as measured by the results of surveys of customers or associates; or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

1.24        “Performance Unit” means a performance unit granted under the Plan in accordance with Article 8.

1.25        “Performance Unit Period” means the period during which a Performance Unit is outstanding.

1.26        “Plan” means THE KROGER CO. 2014 Long-Term Incentive and Cash Bonus Plan.

1.27        “Related Option” means the Option in connection with which a specified Right or Performance Unit is granted.

1.28        “Related Performance Unit” means the Performance Unit granted in connection with a specified Option.

1.29        “Related Right” means the Right granted in connection with a specified Option.

1.30        “Restricted Stock” means Shares awarded pursuant to Article 11.

1.31        “Right” means a stock appreciation right granted under the Plan pursuant to Article 7.

1.32        “Right Period” means the period during which a Right may be exercised.

1.33        “Share” means an authorized but unissued common share, par value $1.00 per share, of the Company, or a reacquired previously issued common share.

1.34        “Stock Option Committee” means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been so ineligible for at least one year.

1.35        “Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2.             Purpose

The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

3.           Administration

The Plan will be administered by the Committee.  In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

3.1          to determine in its discretion the Employees to whom Options, Performance Units or Rights will be granted, to whom Restricted Stock and Incentive Shares will be awarded, and those Employees eligible to receive Cash Bonuses; the number of Shares to be subject to each Option, Right, Performance Unit, Restricted Stock or Incentive Share award, and the terms upon which Options, Rights or Performance Units may be acquired and exercised and the terms and conditions of Restricted Stock and Incentive Share awards and Cash Bonuses;

3.2          to determine all other terms and provisions of each Agreement, which need not be identical;

3.3          without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(a)           for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(b)           for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option, Right or Performance Unit, for other restrictions permitted by Article 11 with respect to Restricted Stock or for conditions with respect to the issuance of Incentive Shares;

(c)           for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option, Right or Performance Unit or awarded as Restricted Stock or Incentive Shares;

(d)           for the payment of the Option Price upon the exercise by an Employee or Director of an Option otherwise than in cash, including without limitation by delivery of Common Shares (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and Shares; and

(e)           for the deferral of receipt of amounts that otherwise would be distributed upon exercise of a Performance Unit, the terms and conditions of any such deferral and any interest or dividend equivalent or other payment that will accrue with respect to deferred distributions;

3.4          to construe and interpret the Agreements and the Plan;

3.5          to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option, Right or Performance Unit or acquiring Restricted Stock or Incentive Shares, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

3.6          to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of Common Shares otherwise issuable on the exercise of an Option, Right or Performance Unit or pursuant to an award of Incentive Shares or through delivery of Common Shares to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

3.7          to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4.           Eligibility

Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded only to Employees and Directors.  Cash Bonuses may only be awarded to Employees.  In no event may any participant receive awards and grants totaling more than 3,750,000 Shares in the aggregate under this Plan, and no single Cash Bonus to a participant may exceed $5,000,000.

5.           Shares Subject to the Plan

5.1          The maximum number of Shares that may be issued under the Plan is 25,000,000 Shares.  Except as otherwise provided in the following sentence, the maximum number of Shares that may be issued as Restricted Stock, Incentive Shares, or Performance Units under the Plan is 10,000,000 Shares in the aggregate.  Notwithstanding the foregoing, the Committee for the Insider Program may increase the number of Shares that may be issued as Restricted Stock, Incentive Shares, or Performance Units to an amount in excess of 10,000,000 Shares, provided that for each such Share in excess of 10,000,000 Shares that are issued as Restricted Stock, Incentive Shares, or Performance Units, in the aggregate, the number of Shares that may be issued under the Plan will be reduced by four Shares.  In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares to be granted under the Non-Insider Program for that fiscal year.

5.2          If an Option, Right or Performance Unit expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option, Related Right or a Related Performance Unit, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares, provided that in the case of forfeited Shares, the Grantee has received no dividends prior to forfeiture with respect to such Shares.

6.             Options

6.1          The Committee is authorized to grant Options to Employees and Directors.

6.2          The Option Period for Options granted to Employees and Directors will be determined by the Committee and specifically set forth in the Agreement.  No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

6.3          The maximum number of Shares with respect to which Options may be granted to any Employee or Director under this Plan during its term is 3,750,000 Shares.  In no event will the Option Price of an Option be less than the Fair Market Value of a Share at the time of the grant.

6.4          Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise permitted pursuant to Article 13 or Article 15, the Option Price of an Option as set forth on the Date of Grant will not be reduced during the term of the Option, nor will Options be canceled in exchange for cash, other awards, or newly issued Options with an Option Price that is less than the Option Price of the original Options without shareholder approval (i.e., Options will not be “repriced”).

6.5          All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

7.           Rights

7.1          The Committee is hereby authorized to grant Rights to Employees and Directors.

7.2          A Right may be granted under the Plan:

(a)           in connection with, and at the same time as, the grant of an Option under the Plan; or

(b)           independently of any Option granted under the Plan.

A Right granted under clause (a) of the preceding sentence is a Related Right.  A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Option.

7.3          A Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value of a Share on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value of a Share on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

7.4          The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however —

(a)           a Right may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period);

(b)           a Right will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Right, the expiration of the Related Option; and

(c)           a Right may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value of a Share on the Date of Grant of the Right if it is not a Related Right, or (ii) the Option Price as provided in the Related Option if the Right is a Related Right.

7.5          The exercise, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised.  Similarly, the exercise, in whole or in part, of a Related Option will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

7.6          Rights granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan.  Should any additional provisions be necessary for this Article 7 to comply with the requirements of Rule 16b-3 or any other rules or regulations, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable.  The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company’s failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

7.7          To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Right.  In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval.  Consent may be given in whole or as to a portion of the Right surrendered by the Optionee.  If the election to receive cash is disapproved in whole or in part, the Right will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

7.8          The maximum number of Shares with respect to which Rights may be granted to any Employee or Director under this Plan during its term is 3,750,000 Shares.

7.9          Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise permitted pursuant to Article 13 or Article 15, the exercise price of a Right as set forth on the Date of Grant will not be reduced during the term of the Right, nor will Rights be canceled in exchange for cash, other awards, or newly issued Rights with an exercise price that is less than the exercise price of the original Rights without shareholder approval (i.e., Rights will not be “repriced”).

8.             Performance Units

8.1          The Committee is hereby authorized to grant Performance Units to Employees and Directors.

8.2          Performance Units may be granted under the Plan:

(a)           in connection with, and at the same time as, the grant of an Option under the Plan; or

(b)           independently of any Option granted under the Plan.

A Performance Unit granted under clause (a) of the preceding sentence is a Related Performance Unit.  A Related Performance Unit may, in the Committee’s discretion, apply to all or a portion of the shares subject to the Related Option.

8.3          A Performance Unit may be exercised in whole or in part, or automatically may be deemed exercised upon satisfaction of the Performance Goals, as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), cash, Shares or a combination of cash and Shares, based upon the degree to which Performance Goals established by the Committee and specified in the Agreement have been achieved.

8.4          The Performance Unit Period will be determined by the Committee and specifically set forth in the Agreement, provided, however —

(a)           a Performance Unit may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period); and

(b)           a Performance Unit will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Performance Unit, the expiration of the Related Option.

8.5          Each Agreement granting Performance Units will specify the number of Performance Units granted; provided, however, that the maximum number of Related Performance Units may not exceed the maximum number of Shares subject to the Related Option.

8.6          The exercise, in whole or in part, of Related Performance Units will cause a reduction in the number of Shares subject to the Related Option and the number of Performance Units in accordance with the terms of the Agreement.  Similarly, the exercise, in whole or in part, of a Related Option, will cause a reduction in the number of Shares subject to the Related Performance Unit equal to the number of Shares with respect to which the Related Option is exercised.

8.7          Performance Units granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3 under the Exchange Act during the term of this Plan.  Should any additional provisions be necessary for this Article 8 to comply with the requirements of Rule 16b-3 or any other applicable rule or regulation, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable.  The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3; however, the Company’s failure for any reason whatsoever to comply with such requirements will not impose any liability on the Company to any Optionee or any other party.

8.8          To the extent required by Rule 16b-3 under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Performance Unit.  In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval.  Consent may be given in whole or as to a portion of the Performance Unit surrendered by the Optionee.  If the election to receive cash is disapproved in whole or in part, the Performance Unit will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

8.9          The maximum number of Shares that may be issued to any Employee or Director pursuant to the exercise of Performance Units may not exceed 3,750,000 Shares.  For purposes of the preceding sentence, any Performance Units paid in the form of cash will be deemed to have been paid in Shares, with the number of Shares being deemed paid equal to the amount of cash paid to the Employee or Director divided by the Fair Market Value of a Share on the date of payment.

9.           Exercise

An Option, Right or Performance Unit, subject to the provisions of the Agreement under which it was granted, may be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate “cashless” exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

10.          Non-transferability

Options, Rights, Performance Units and Incentive Shares granted or awarded under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option, Right or Performance Unit may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative.  A Related Right or Related Performance Unit is transferable only when the Related Option is transferable and only with the Related Option and under the same conditions.

11.          Restricted Stock Awards

11.1        The Committee is hereby authorized to award Shares of Restricted Stock to Employees and Directors.

11.2        Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee.  The terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more Performance Goals.

11.3        Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards.  Each such agreement will contain the following:

(a)           prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or (iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee will have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

(b)           at least one term, condition or restriction constituting a “substantial risk of forfeiture” as defined in Section 83(c) of the Code;

(c)           such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

(d)           a requirement that each certificate or other evidence of ownership representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

“This certificate or other evidence of ownership and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO. 2014 Long-Term Incentive and Cash Bonus Plan and an Agreement entered into between the registered owner and The Kroger Co.  Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.

(e)           the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

(f)            the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

11.4        The Committee may include in an Agreement a requirement that in the event of a Grantee’s termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock will be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

11.5        The maximum number of Shares of Restricted Stock that may be awarded to any Employee or Director under this Plan during its term is 3,750,000 Shares.

12.          Incentive Share Awards

12.1        The Committee is hereby authorized to award Incentive Shares to Employees and Directors.

12.2        Incentive Shares will be Shares that are issued at such times, subject to achievement of such Performance Goals or other goals, or without condition, and on such other terms and conditions as the Committee deems appropriate and specify in the Agreement relating thereto.

12.3        The maximum number of Shares of Incentive Shares that may be awarded to any Employee or Director under this Plan during its term is 3,750,000 Shares.

13.          Capital Adjustments

The number and class of Shares subject to each outstanding Option, Right or Performance Unit or Restricted Stock or Incentive Share award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

14.          Termination or Amendment

The Board may amend or terminate this Plan in any respect at any time.  Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Shares are listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or awards.  The Cash Bonus Program may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.  To the extent required by Section 162(m) of the Internal Revenue Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C), no action may modify the performance criteria or bonus potentials after the commencement of the measurement period with respect to which such bonus awards relate.

15.          Modification, Extension and Renewal of Options, Rights, Performance Units, Restricted Stock and Incentive Shares

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options, Rights and Performance Units, or accept the surrender of outstanding options, rights and performance units (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company, a Subsidiary or a company or similar entity acquired by the Company or a Subsidiary, and authorize the granting of new Options, Rights and Performance Units pursuant to the Plan in substitution therefor (to the extent not theretofore exercised), and the substituted Options, Rights and Performance Units may specify a longer term than the surrendered options, rights and performance units or may have any other provisions that are authorized by the Plan; provided that the exercise price may not be less than that of the surrendered option, rights and performance units.  Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement providing for awards of Restricted Stock or Incentive Shares.  Notwithstanding the foregoing, however, no modification of an Option, Right or Performance Unit granted under the Plan, or an award of Restricted Stock or Incentive Shares, will, without the consent of the Optionee or Grantee, alter or impair any of the Optionee’s or Grantee’s rights or obligations.

16.          Cash Bonuses

Two types of bonuses can be awarded under the Cash Bonus Program; an annual bonus award for each fiscal year, and a long-term bonus award for measurement periods in excess of one year. Bonus payments are based on the Company’s performance measured against Performance Goals established by the Committee. The Committee establishes a bonus “potential” for each bonus payable under the Cash Bonus Program for each participant, based on the participant’s level within the Company, and actual payouts can exceed that amount when the Company’s performance exceeds the pre-established thresholds. Initially the Performance Goals for annual bonuses will include the following components: (i) EBITDA; (ii) identical sales; (iii) achievement of strategic initiatives, and (iv) achievement of supermarket fuel center goals for EBITDA, gallons sold, and number of fuel centers. Initially the Performance Goals for long-term bonuses will include the following components: (i) performance in four key categories in the Company’s strategic plan, (ii) reduction in operating costs as a percentage of sales, (iii) performance in categories designed to measure associate engagement, and (iv).  No single cash bonus to a participant may exceed $5,000,000.

17.          Effectiveness of the Plan

The Plan and any amendments requiring shareholder approval pursuant to Article 14 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board.  Subject to that approval, the Plan is effective upon approval by the shareholders and any amendments are effective on the date on which they are adopted by the Board.  Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option, Right, Performance Unit, Restricted Stock or Incentive Share grant or award will be subject to the approval of the Plan or amendments by the shareholders.  The date on which any Option, Right, Performance Unit, Restricted Stock or Incentive Shares granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option, Right, Performance Unit, Restricted Stock or Incentive Shares had not been subject to approval.  No Option, Right or Performance Unit may be exercised prior to such shareholder approval, and any Restricted Stock or Incentive Shares awarded will be forfeited if such shareholder approval is not obtained.

18.          Term of the Plan

Unless sooner terminated by the Board pursuant to Article 14, the Plan will terminate on the date ten years after its adoption by the Board, and no Options, Rights, Performance Units, Restricted Stock or Incentive Shares may be granted or awarded after termination.  The termination will not affect the validity of any Option, Right, Performance Unit, Restricted Stock or Incentive Shares outstanding on the date of termination.

19.          Indemnification of Committee

In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any grant or award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

20.          General Provisions

20.1        The establishment of the Plan will not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

20.2        The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract of employment between the Company or any Subsidiary and any Employee or Director.  Participation in the Plan, or the receipt of a grant or award hereunder, will not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

20.3        The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or that is merged into or consolidated with the Company.  Assumed options will not be counted toward the limit specified in Section 6.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as “performance-based compensation” under Section 162(m) of the Code.  Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

20.4        The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 10.

20.5        The Plan will be governed, construed and administered in accordance with the laws of Ohio.